Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-65980 on Form S-8 of our report dated June 25, 2024, relating to the financial statements and supplemental schedule of Fossil Group, Inc. Savings and Retirement Plan, appearing in this Annual Report on Form 11-K of Fossil Group, Inc. Savings and Retirement Plan for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Dallas, Texas
June 25, 2024